UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2015

DIGITAL REALTY TRUST, INC.

DIGITAL REALTY TRUST, L.P.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
Maryland	000-54023	20-2402955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Embarcadero Center, Suite 3200 San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2015, Digital Realty Trust, Inc., Digital Realty Trust, L.P. and DLR, LLC (collectively, the “Digital Parties”) entered into a Settlement Agreement and General Release (the “Settlement Agreement”) with former Chief Executive Officer Michael Foust, pursuant to which the parties acknowledged the cancellation of 127,644 profits interest units in Digital Realty Trust, L.P. held by Mr. Foust, and the Digital Parties agreed to pay Mr. Foust $8.0 million in full satisfaction of any and all amounts owing to Mr. Foust as a result of his employment with the Digital Parties and the termination thereof. In connection with the settlement, Mr. Foust and the Digital Parties agreed to dismiss with prejudice the litigation between the parties relating to Mr. Foust’s employment and termination of employment, and each party released claims against the other party. Digital Realty Trust, Inc. and Digital Realty Trust, L.P. previously recorded an expense of approximately $12.7 million in connection with Mr. Foust’s severance payments and expect to reverse the excess expense of approximately $4.7 million in the three months ending September 30, 2015.

The foregoing is a summary description of certain terms of the Settlement Agreement and does not purport to be complete, and it is qualified in its entirety by reference to the full text of the Settlement Agreement, a copy of which will be subsequently filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/s/ JOSHUA A. MILLS
Joshua A. Mills Senior Vice President, General Counsel and Secretary

Digital Realty Trust, L.P.

By:	Digital Realty Trust, Inc.
Its general partner

By:	/s/ JOSHUA A. MILLS
Joshua A. Mills Senior Vice President, General Counsel and Secretary

Date: July 28, 2015

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